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Exhibit 10.30

RESIGNATION AND CONSULTING AGREEMENT

        THIS RESIGNATION AND CONSULTING AGREEMENT, dated as of June 16, 2002 (the "Agreement"), by and between Qwest Communications International Inc., a Delaware corporation (the "Company") and Joseph P. Nacchio (the "Executive").

        WHEREAS, the Company and the Executive are parties to a certain Employment Agreement, dated as of October 24, 2001 (the "Employment Agreement");

        WHEREAS, the Company recognizes the Executive's leadership and contribution to the Company;

        WHEREAS, the Company and the Executive have agreed to the Executive's resignation from service as an officer and a member of the Board of Directors of the Company (the "Board"), effective as of June 16, 2002;

        WHEREAS, the Company believes that it is in the best interests of the shareholders to have the Executive continue to perform consulting services for the Company through June 30, 2004, and the Executive has agreed to serve in such capacity; and

        WHEREAS, the parties intend that this Agreement shall set forth the terms regarding the Executive's resignation and consultancy.

        NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

        1.    Resignation.    The Executive hereby resigns from his position as Chairman and Chief Executive Officer of the Company and as a director, and any other positions as an employee, officer or director of the Company or any of its subsidiaries or affiliated companies, effective as of June 16, 2002 (the "Effective Date"). The Executive also hereby resigns from any position held by him on the Effective Date in any entity in which the Company currently owns an interest, if such position is held by him as a Company representative.

        2.    Incorporation of Provisions of Employment Agreement.    The Executive and the Company acknowledge and agree that the Executive's resignation shall be treated as a termination by the Company without "Cause" for purposes of Paragraph 4(c) of the Employment Agreement and, to the extent relevant, all plans, programs and grants in which the Executive participates (collectively, "Plans"), and that nothing in this Agreement shall affect the Executive's or the Company's rights or obligations under the Employment Agreement or Plans upon a termination of the Executive's employment without Cause, including, without limitation, those rights or obligations set forth in Paragraphs 3(j), 6, 7, 8, 9, and 10 of the Employment Agreement, which paragraphs are hereby incorporated by reference herein and shall continue in effect in accordance with their terms as if such provisions were set forth herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

        3.    Payments and Benefits in Connection with Executive's Resignation.    In consideration of and subject to the foregoing, the covenants set forth below and the Executive's execution, delivery and non-revocation of the Separation and General Release Agreement set forth as Exhibit A hereto (subject to the Company's execution and delivery of such Separation and General Release Agreement), the Company shall provide the Executive with the following payments and benefits:

          (a)    Severance Payments.    The Company shall pay the Executive, within thirty days of the Effective Date, a lump sum cash payment in the amount of $10,500,000.00, which comprises two times the sum of the Executive's current base salary and target bonus, as contemplated by Paragraph 5(c)(C) of the Employment Agreement.

          (b)    Accrued Obligations.    The Company shall pay any Accrued Obligations (as defined in the Employment Agreement) to the Executive in a lump sum cash payment within 30 days of the Effective Date, as contemplated by Paragraph 5(c)(A) of the Employment Agreement. The Accrued Obligations shall include the payment of an amount equal to $1,726,027.00, which represents a pro- rated annual target bonus for the partial year commencing as of January 1, 2002 and ending June 16, 2002, and a payment in respect of accrued but unused vacation.

          (c)    Other Benefits.    The Company shall pay the Executive all amounts, if any, due but not previously paid, pursuant to the terms of any welfare, pension, deferred compensation or other benefit plan as of the Effective Date, or which by their terms extend beyond the date of termination, as contemplated by Paragraph 5(c)(B) of the Employment Agreement.

          (d)    Continuation of Benefits.    Subject to the terms of the applicable plan, the Executive shall be entitled to continue to receive the retirement and welfare benefits described in Paragraphs 3(c) and (d) of the Employment Agreement, subject to the terms set forth therein (or equivalent substitutes on a fully grossed up after-tax basis if the plans prohibit participation by former employees), for a period of two years following the Effective Date, or with regard to the medical plan, such shorter period as shall terminate on the date that the Executive shall commence participation in a medical plan of a subsequent employer, as contemplated by Paragraph 5(c)(D) of the Employment Agreement.

          (e)    Retiree Medical Benefits.    Subject to the terms of the applicable plan, other than eligibility, the Company shall provide the Executive and his spouse with retiree medical benefits at the same level currently provided by the Company to senior executives of the Company for the life of the Executive and his present spouse, and to the Executive's current dependents for so long as they remain dependents, as contemplated by Paragraph 5(c)(E) of the Employment Agreement.

          (f)    Continued Indemnification.    The Company shall continue to make the Indemnification/Insurance Payments (as defined in the Employment Agreement), as contemplated by Paragraph 5(c)(F) of the Employment Agreement.

          (g)    Treatment of Equity-Based Compensation.    The options to purchase shares of the Company's common stock (the "Options") that have been granted to the Executive shall vest in accordance with and be governed by the terms of the applicable non-qualified stock option agreements and equity-based compensation plans; provided, however, that the exercise period of the Option grant that was made to the Executive on June 23, 1997 (the "Extended Options") shall be extended to June 22, 2007; and provided further, however, that in no circumstances shall any of the Extended Options be exercisable during the period beginning on the Effective Date and ending on January 1, 2004. Any Options that are not vested on the Effective Date shall be immediately canceled and forfeited by the Executive. A schedule setting forth the number of vested Options held by the Executive as of the Effective Date (including those that vest upon termination of employment), their respective exercise prices and their expiration dates, after giving effect to the extension of the Extended Options described above, is set forth on Exhibit B. Notwithstanding any other agreement or provision of any plan to the contrary, in the event that the Executive does not comply in any material respect with any term of this Agreement, including, without limitation, Paragraph 7 hereof and the confidentiality, non-solicitation and non- competition covenants of Paragraphs 7, 8 and 9 of the Employment Agreement that are incorporated herein by reference, the Extended Options shall be immediately forfeited and canceled on written notice from the Company to the Executive.

          (h)    Financial Planning.    The Company shall reimburse the Executive for expenses related to financial planning services (including gross-up if currently provided) for a period of two years following the later of the Effective Date and the period for which financial planning has already been paid for by the Company, subject to a maximum amount of $25,000 annually.

          (i)    Phone Service.    The Company shall provide the Executive with free long-distance service and other telecommunication services currently provided to his residences for his personal use for a period of ten years following the Effective Date.

          (j)    Office and Secretarial Support.    For a period of two years following the Effective Date, or until such earlier time as the Executive commences subsequent full-time employment (other than self-employment), the Company shall provide the Executive with reasonably suitable office space and secretarial support in reasonable proximity to his current residence.

        4.    No Other Severance, Payments or Benefits.    Except as otherwise expressly provided in this Agreement, the Executive acknowledges and agrees that he is not entitled to any other payment, compensation or benefits from the Company in connection with his termination of employment or otherwise and that, except as expressly set forth herein, he is not entitled to any severance or similar benefits under any agreement, plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company.

        5.    Consulting Arrangement.    From the Effective Date through June 30, 2004 or such earlier date as the Executive elects by written notice to the Company to terminate such arrangements (the "Consulting Period"), the Executive shall serve as a consultant (on an independent contractor basis) to the Company with respect to transitional matters relating to the Company's business, and shall perform such other services for the Company, its subsidiaries and affiliates as reasonably requested by the Board during the Consulting Period. It is contemplated that, on average, such services shall not exceed 30 hours (including travel time) per month. The Executive shall provide such consulting services at such time and place and in such manner as may be reasonably requested from time to time by the Company, taking into consideration the Executive's other business and personal commitments, subject to the Executive's assent, which shall not be unreasonably withheld. Notwithstanding the preceding sentence, the Company agrees that it shall not request the Executive to perform any consulting services outside of the United States. In exchange for such consulting services, the Executive shall receive a monthly consulting fee during the Consulting Period of $125,000 (pro-rated for partial months), payable monthly in arrears. Notwithstanding the foregoing, in the event that the Executive does not comply in a material respect with any of the terms of this Agreement, including, without limitation, Paragraph 7 hereof and the confidentiality, non-solicitation and non-competition covenants of Paragraphs 7, 8 and 9 of the Employment Agreement that are incorporated herein by reference, the Consulting Period shall be immediately terminated on written notice from the Company to the Executive.

        6.    Reimbursement of Expenses.    During the Consulting Period, the Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with the Executive's performance of consulting services for the Company, including meals and lodging of the Executive when performing services at the Company's headquarters office or otherwise away from this residence. During the Consulting Period, when the Executive is requested to travel in connection with the business of the Company, he shall be entitled to use the Company's aircraft if practicable, and, if it is not practicable, then the Company shall arrange for travel in a comparable manner. Such expenses (if not arranged by the Company's travel department, which shall be done at Executive's request and will be billed directly to the department, which shall be done at Executive's request and will be billed directly to the Company), shall be reimbursed upon submission of written evidence in accordance with the Company's expense reimbursement policies an guidelines, as in effect from time to time.

        7.    No Public Comment; Non-Disparagement.    The Company will issue a press release on June 17, 2002, in a form mutually agreed between the Company and the Executive, disclosing the fact of the Executive's resignation. The Company and the Executive shall treat the circumstances surrounding the Executive's resignation as confidential and shall limit their comments to the press regarding the resignation to statements consistent with and not expanding the scope of the press release. For a period of three years following the Effective Date, each of the Executive and the Company agree that neither the Executive nor a "Restricted Representative" (as defined below) shall, or shall cause another person to, directly or indirectly, criticize or make any statement that disparages or is derogatory of the other person in any communications with any person, nor shall any formal statement of the Company criticize, disparage and be derogatory of the Executive; provided that after expiration of the noncompetition period, the Executive may make normal competitive statements that may be critical of the Company (but not any individual), and in no event shall such statements be disparaging or derogatory. Notwithstanding anything in this Section 7, the foregoing shall not limit truthful responses to legal process or governmental or regulatory inquiry. The term "Restricted Representatives" means the current or future members of the Board and the Chief Executive Officer, and any person holding the office of Executive Vice President or above of the Company.

        8.    Severability.    Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any of the provisions contained in this Agreement shall be determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject matter, such provision shall be construed, by limiting or reducing it to the extent legally permitted, so as to make such provision enforceable to the extent compatible with then-applicable law.

        9.    Mutual Cooperation.    The Executive agrees that, following the Effective Date, he shall make himself reasonably available to reasonably assist and cooperate with the Company, its subsidiaries and affiliates, and KPNQwest N.V. (together, "Qwest") and the Company agrees to reasonably assist and cooperate with the Executive, in connection with any matters relating to the business or affairs of Qwest, and any pending or future governmental or regulatory investigation, civil or administrative proceeding, litigation or arbitration related to the business of Qwest during Executive's term as an officer thereof or to the Executive's services as an officer, director or employee of Qwest. The executive and the Company shall provide such assistance and cooperation at such time and place and in such manner as may be reasonably requested, in good faith, from time to time by Qwest or the Executive, as the case may be, taking into consideration the Executive's other business and personal commitments and the needs of the Company. Following the Consulting Period, the Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with the provision of such cooperation and assistance, provided that the Company's prior written approval for such expenses has been obtained. During the Consulting Period, Section 6 above shall apply, and the hours spent by Executive shall be treated as consulting hours. The travel-related provisions of Section 6 shall apply to services by the Executive under this Section 9. The Executive shall agree to reasonable requests by the Company to travel outside the United States in performing services pursuant to this Section 9.

        10.    Return of Company Property.    As soon as practicable following the Effective Date, the Executive shall return to the Company all property of the Company then in his possession and all property made available to him in connection with his service to the Company, including, without limitation, Company credit cards, any and all records, manuals, reports, papers and documents kept or made in connection with the Executive's employment by the Company, all computer hardware or software, files, memoranda, correspondence, vendor and custom lists, financial data, keys and security access cards, and any other materials or documents of the Company other than his address book, computer, telephones, fax machines and security system. Notwithstanding the foregoing the Executive's counsel may retain the documents provided him in connection with investigations and litigation.

        11.    Undertaking.    In accordance with Section 145(c) of the General Corporation laws of the State of Delaware, the Company has determined to pay the expenses of the Executive incurred in the defense of various litigations. The Executive hereby agrees to repay the Company any expenses (including attorneys' fees) paid to the Executive or on his behalf in advance of the final disposition of any of such litigations, if it is ultimately determined that the Executive is not entitled to be indemnified by the Company in accordance with Section 145(c) and the other legal rights that the Executive has to indemnification. The Company agrees that, in any legal action in which the same counsel is defending the Executive and the Company, or the Executive and other officers and directors, the Executive may have "shadow counsel" of his choice and if the Executive reasonably requests, subject to the Company's assent which shall not be unreasonably withheld, shadow counsel may appear as a counsel of record for the Executive.

        12.    Notices.    For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be sent by messenger, overnight courier, certified or registered mail, postage prepaid and return receipt requested or by facsimile transmission to the parties at their respective addresses and fax numbers set forth below or to such other address or fax number as to which notice is given.

If to the Company:	Qwest Communications International Inc. 1801 California Street Suite 5200 Denver, Colorado 80202
	Attention:	General Counsel
	Facsimile:	(303) 296-2782
If to the Executive:	Joseph P. Nacchio At the address and/or facsimile number maintained by the Company in its records

        Notices, demands and other communications shall be deemed given on delivery thereof.

        13.    Fees.    The Company shall pay the Executive's reasonable costs and expenses incurred in connection with the negotiation and announcement of this Agreement and responses to it, subject to a maximum aggregate limit of $75,000. In addition, the Company shall pay the Executive's professional fees in an aggregate amount of up to $200,000 per year for the next three years to assist and advise the Executive on responses to the on-going investigation and litigation and the publicity in regard thereto. The Company shall provide reasonable physical security for the Executive and his family at his two principal residences for the next three months through such entity as is selected by the Executive and reasonably agreed to by the Company.

        14.    Legal and Equitable Remedies.    The services performed by the Executive are of a special, unique and extraordinary nature. Accordingly, the parties agree that a violation of any term, provision, covenant and condition of this Agreement may result in irreparable injury and damage which will not be adequately compensable in money damages, and that such party will have no adequate remedy at law therefor. In such event, the parties agree that in addition to any remedy that they may have, they shall be entitled to obtain such temporary, preliminary or permanent restraining orders, decrees or injunctions as may be necessary to protect them against, or on account of, such violation. In addition, the Company and the Executive shall retain their respective rights to sue and any other remedies available under law. The parties expressly agree that this Section 15 shall supersede Section 12 of the Employment Agreement, Section 11(d) of the Non-Qualified Stock Option Agreement between the Company and the Executive, dated as of June 23, 1997 (the "Extended Option Agreement"), and any other similar provision in any other plan, agreement or policy of the Company. Nothing in this Agreement or otherwise shall be construed to limit the remedies of Qwest or the Executive for or defenses to any action, suit or controversy arising out of this Agreement, the Executive's employment and the termination thereof.

        15.    Entire Agreement.    This Agreement and the Separation and General Release Agreement represents the entire agreement of the parties concerning the subject matter of this Agreement and shall supersede any and all previous contracts, arrangements or understandings with respect to such subject matter between the Company and the Executive, including, without limitation, the Employment Agreement and the Extended Option Agreement, except to the extent that those provisions are specifically incorporated in this Agreement or by their terms survive Executive's termination of employment.

        16.    Amendment.    This Agreement may be amended at any time by mutual written agreement of the parties hereto.

        17.    Withholding.    Any payments made to the Executive under this Agreement shall be reduced by the full amount legally required to be withheld for income or other payroll tax purposes by the Company.

        18.    Governing Law.    The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to principles of conflict of laws.

        19.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the Company and the Executive, intending to be legally bound have executed this Agreement on the day and year first above written.

QWEST COMMUNICATIONS INTERNATIONAL INC.
By:	/s/ DRAKE S. TEMPEST Name: Drake S. Tempest Title:
JOSEPH P. NACCHIO
/s/ JOSEPH P. NACCHIO

EXECUTION COPY

EXHIBIT A

SEPARATION AND GENERAL RELEASE AGREEMENT

        THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the "Agreement") is made as of this 16th day of June, 2002, by and between Joseph P. Nacchio (the "Executive"), and Qwest Communications International Inc., a Delaware corporation ("Qwest"), having its principal executive offices in Denver, Colorado. In consideration of the mutual agreements set forth below, the Executive and Qwest hereby agree as follows:

        1.    SEPARATION AS AN OFFICER, DIRECTOR AND EMPLOYEE:    The Executive hereby acknowledges that, effective as of June 16, 2002, he no longer holds the positions of Chairman and Chief Executive Officer of Qwest, nor will he hold as of such date any other positions as an employee or officer of Qwest or any of its subsidiaries or affiliated companies. In addition, effective as of June 16, 2002, the Executive shall resign from his position as a director of Qwest, and from any other positions he holds as a director of Qwest's subsidiaries or affiliated companies.

        2.    RELEASE OF CLAIMS AGAINST QWEST:    For good and valuable consideration, including the payments and benefits set forth in the Employment Agreement between the Executive and Qwest effective October 24, 2001 (the "Employment Agreement") and the Resignation and Consulting Agreement, dated June 16, 2002, (the "Resignation Agreement") to which this Release forms a part, which includes special enhancements to which the Executive would not otherwise be entitled under current company policies, plans, and guidelines, the Executive hereby knowingly, voluntarily, and willingly releases, discharges, and covenants not to sue Qwest and its direct and indirect parents, subsidiaries, affiliates, and related companies, past and present, as well as each of its and their directors, officer, employees, Board of Directors and agents thereof, representatives, attorneys, trustees, insurers, assigns, successors, and agents, past and present (collectively hereinafter referred to as the "Releasees"), from and with respect to any and all actions, claims, or lawsuits, whether known or unknown, suspected or unsuspected, in law or in equity, which the Executive, and his heirs, executors, administrators, successors, assigns, dependents, descendants, and attorneys ever had, now have, or hereafter can, shall or may have against the Releasees, arising out of or in any way relating to the Executive's employment by Qwest and its subsidiaries and affiliates, his separation from that employment, or his participation on the Board of Directors of Qwest and its subsidiaries and affiliates, including, without limitation, the following:

          a.     any and all claims arising out of or in any way relating to a breach of oral or written employment contracts (whether such contracts were express or implied), or any and all tort claims;

          b.     any and all claims arising out of or in any way relating to age, race, sex, religion, national origin, disability, or other form of employment discrimination, including without limitation any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the New Jersey Law Against Discrimination, the Colorado Anti-Discrimination Act, or any other federal, state or local law, ordinance, or administrative regulation; or

          c.     any and all claims for salary, bonus, severance pay, pension, vacation pay, life insurance, health or medical insurance, or any other fringe benefits, other than the payments and benefits provided for in or in accordance with the Employment Agreement or the Resignation Agreement;

provided that such release shall not affect the Executive's rights (x) under the Consolidated Omnibus Budget Reconciliation Act of 1985, (y) any conversion rights under any applicable life insurance policies and (z) any rights with respect to Indemnification/Insurance Payments (as defined in the Employment Agreement). The Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement or his decision to enter into it. Nevertheless, the Executive hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

        3.    ADEA WAIVER OF CLAIMS:    The Executive expressly acknowledges and agrees that his release and waiver of rights and claims is knowing and voluntary, that by this Agreement he will receive compensation beyond that which he was already entitled to receive before entering into this Agreement, that he has been informed of his right to have a period of twenty-one (21) days within which to consider this Agreement and has waived such right, and that he elects to execute this Agreement on this date. The Executive shall have seven (7) days following the execution of this Agreement within which he may revoke this Agreement, and this Agreement and the Resignation Agreement shall not become effective or enforceable until such seven-day revocation period has expired. To be effective, such revocation must be in writing and delivered to the General Counsel of Qwest on or before the last day of the seven-day revocation period. The Executive certifies that he understands and agrees to all of the terms of this Agreement and the Resignation Agreement, and has had an opportunity to discuss these terms with an attorney of his own choosing. The Executive further acknowledges that he has been advised previously by Qwest, and by this writing is again advised by Qwest, to consult with an attorney prior to executing this Agreement and regarding his release of claims herein, including without limitation the release of claims under the Age Discrimination in Employment Act of 1967, as amended.

        4.    RELEASE OF CLAIMS AGAINST THE EXECUTIVE:    For good and valuable consideration, including without limitation the release described in this Agreement, Qwest (for itself and behalf of the other Releasees) hereby releases, discharges, and covenants not to sue the Executive, as well as his heirs, executors, administrators, successors and assigns, from and with respect to any and all actions, claims, or lawsuits, whether known or unknown, suspected or unsuspected in law or in equity, which against the Executive, Qwest had, now has, or hereafter can, shall, or may have arising out of or in any way relating to the Executive's employment by Qwest, his separation from that employment, his separation from Qwest, or his participation on the Board of Directors of Qwest, except (1) insofar as such claims by the Company arise out of, are based upon or attributed to the committing in fact of any criminal, fraudulent or dishonest act or any willful violation of any statute, rule or law, or (2) to the extent such claims are based on any act taken by the Executive in bad faith with respect to Qwest or any subsidiaries or affiliates. Qwest acknowledges that it may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject mater of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement or Qwest's decision to enter into it. Nevertheless, Qwest hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

        5.    CONTINUING OBLIGATIONS:    This Agreement shall not supersede any continuing obligations the Executive has under the terms of the Employment Agreement, the Resignation Agreement or any other agreement between the Executive and Qwest, including, without limitation, the confidentiality, nonsolicitation, and noncompetition provisions of Paragraphs 7, 8, and 9 of the Employment Agreement. Both of the parties agree that nothing in this Agreement shall in any way be construed to affect either party's rights under any insurance policies and nothing contained herein shall be interpreted in an applicable manner so as to violate any provision of such policies.

        6.    CHOICE OF LAW:    This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

        IN WITNESS WHEREOF, Qwest and the Executive, intending to be legally bound, have executed this Agreement on the day and year first above written.

QWEST COMMUNICATIONS INTERNATIONAL INC.
By:	/s/ DRAKE S. TEMPEST
	Name:	Drake S. Tempest
Title:
THE EXECUTIVE
/s/ JOSEPH P. NACCHIO Joseph P. Nacchio

EXECUTION COPY

EXHIBIT B

Status of Executive's Options Upon
Resignation of Employment

Number of Vested Options	Date of Grant	Exercise Price	Expiration Date
4,640,902 shares	June 23, 1997	$5.50	June 22, 2007
6,375,000 shares	August 13, 1999	$28.50	February 3, 2005
1,760,351 shares	October 24, 2001	$16.81	June 16, 2007

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  Exhibit 10.30
  EXECUTION COPY
EXHIBIT A
EXHIBIT B